EXHIBIT 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2320	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS FOURTH QUARTER RESULTS; DECLARES QUARTERLY CASH DIVIDEND

Q4 FY25 net sales increased YoY for the 4th consecutive quarter; non-GAAP operating income* at $0.8 million

FY25 annual net sales grew 6.3% YoY, led by a 23.6% increase in Green Energy Solutions

Ended Q4 FY25 with positive operating cash flow for the 5th consecutive quarter

LaFox, IL, JULY 23, 2025: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its fourth quarter and fiscal year ended May 31, 2025. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

“Fiscal 2025 was a year of strategic transition and execution,” said Edward J. Richardson, Chairman, CEO, and President. “We ended the year with a stronger and more focused platform. Fourth quarter net sales increased 9.5% despite selling the majority of Richardson Healthcare’s assets in January 2025. Gross margin expanded year-over-year and sequentially, and we generated positive operating cash flow for the fifth consecutive quarter. We also ended the year with a stable backlog, giving us confidence as we look at the new fiscal year. Our performance throughout fiscal 2025 is a testament to the hard work and commitment of our team.”

“While macroeconomic conditions remain dynamic, our focus remains on driving growth by expanding our value-added engineered solutions, scaling our GES business, and identifying opportunities that expand sales and profitability. With a strong balance sheet, deepening and expanding customer and partner relationships, and a highly capable team, we are well positioned to drive sustainable growth,” concluded Mr. Richardson.

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2025 were $51.9 million, a 9.5% increase from $47.4 million in the prior year’s fourth quarter.

Year-over-year net sales growth was due to higher sales in the Company’s three continuing business segments. Sales for the Power and Microwave Technologies Group (PMT) increased $5.4 million, or 17.8% from the fourth quarter of fiscal 2024 as a result of higher demand from the Company’s semiconductor wafer fab customers and distributed products for RF and Microwave applications. GES sales increased $0.7 million, or 14.1%, driven by higher sales of wind turbine battery modules. Canvys sales increased $0.8 million, or 9.1%, reflecting improved market conditions in Europe. The Company sold the majority of its Healthcare assets in January 2025, which reduced fourth quarter sales by $2.4 million compared to the prior year’s fourth quarter.

Backlog totaled $134.2 million at the end of the fourth quarter of fiscal 2025 versus $134.1 million at the end of the third quarter of fiscal 2025. GES backlog increased, partially offset by lower backlog at Canvys and the impact of the January 2025 Healthcare asset sale. The Company’s sales pipeline remains solid; however, the timing of new orders can vary.

Gross margin for the fourth quarter was 31.6% of net sales compared to 31.1% during the fourth quarter of fiscal 2024. PMT posted an increase in gross margin to 32.5%, compared to 31.1%, as a result of a favorable product mix. GES gross margin increased to 31.6% from 25.5% also due to product mix. Canvys gross margin decreased to 32.1% from 33.5% primarily due to product mix and higher freight costs. Richardson Healthcare’s gross margin declined to -3.4% from 32.5%, as a result of product mix.

Operating expenses were $15.6 million, compared to $14.8 million in the fourth quarter of fiscal 2024. The increase in operating expenses resulted from higher employee compensation expenses, partially offset by lower R&D expenses.

Loss on disposal of assets of $0.2 million resulted from a closing adjustment from the sale of the majority of Healthcare assets to DirectMed Imaging on January 24, 2025.

Operating income was $0.6 million and non-GAAP operating income* was $0.8 million for the fourth quarter of fiscal 2025, compared to an operating loss of $0.1 million in the prior year’s fourth quarter. Other income for the fourth quarter of fiscal 2025, including interest income and foreign exchange, was $1.3 million, compared to other expense of less than $0.1 million in the fourth quarter of fiscal 2024.

Income tax provision was $0.9 million and non-GAAP income tax provision* was $0.3 million for the fourth quarter of fiscal 2025, versus an income tax benefit of less than $0.1 million and non-GAAP income tax benefit* of $0.4 million in the prior year’s fourth quarter.

Net income was $1.1 million and non-GAAP net income* was $1.8 million for the fourth quarter of fiscal 2025, compared to a net loss of $0.1 million and non-GAAP net income* of $0.3 million in the fourth quarter of fiscal 2024. Earnings per common share (diluted) were $0.08 and non-GAAP earnings per common share (diluted)* were $0.12 in the fourth quarter of fiscal 2025, compared to loss per common share (diluted) of $0.01 and non-GAAP earnings per common share (diluted)* of $0.02 in the fourth quarter of fiscal 2024.

EBITDA* for the fourth quarter of fiscal 2025 was $2.9 million. EBITDA* after excluding the additional loss on the sale of the majority of Healthcare assets (Adjusted EBITDA*) was $3.1 million, versus $1.0 million in the prior year’s fourth quarter.

The Company maintained its solid financial position and had cash and cash equivalents of $35.9 million as of May 31, 2025, versus $36.7 million as of March 1, 2025. Cash used during the fourth quarter of fiscal 2025 primarily related to the payment of dividends. The Company invested $0.8 million during the quarter in capital expenditures primarily related to its manufacturing business, facilities improvements, and IT systems, versus $1.0 million during last year’s fourth quarter.

Fiscal Year Ended May 31, 2025

Net sales for fiscal 2025 were $208.9 million, an increase of 6.3%, compared to net sales of $196.5 million during fiscal 2024. Sales increased by $9.1 million, or 7.0% for PMT, $5.5 million, or 23.6% for GES, and $0.7 million or 2.2% for Canvys, partially offset by a decrease of $2.8 million, or 23.1% for Healthcare.

Gross profit increased to $64.8 million during fiscal 2025, compared to $60.0 million during fiscal 2024. As a percentage of net sales, gross margin was 31.0% of net sales during 2025, compared to 30.5% during fiscal 2024 primarily due to product mix.

Operating expenses increased to $62.2 million for fiscal 2025, compared to $59.5 million for fiscal 2024. The increase in operating expenses resulted from higher employee compensation expenses, partially offset by lower R&D expenses.

Loss on disposal of assets of $5.1 million resulted from the sale of the majority of Healthcare assets to DirectMed Imaging on January 24, 2025.

Operating loss was $2.5 million and non-GAAP operating income* was $2.6 million during fiscal 2025, compared to operating income of $0.3 million during fiscal 2024.

Other income for fiscal 2025, including interest income and foreign exchange, was $0.9 million, compared to other expense of $0.2 million in fiscal 2024.

The income tax benefit was $0.4 million and the non-GAAP income tax provision* was $0.3 million for fiscal 2025 compared to an income tax provision of $0.1 million and a non-GAAP income tax benefit* of $0.3 million during fiscal 2024.

Net loss was $1.1 million and non-GAAP net income* was $3.2 million for fiscal 2025, versus a net income of $0.1 million and a non-GAAP net income* of $0.5 million during fiscal 2024. Net loss per common share (diluted) was $0.08 and non-GAAP earnings per common share (diluted)* was $0.22 for fiscal 2025 compared to $0.00 earnings per common share (diluted) and non-GAAP earnings per common share (diluted)* of $0.03 for fiscal 2024.

EBITDA* for fiscal 2025 was $2.5 million. EBITDA* after adjusting to exclude the loss on the sale of Healthcare assets (Adjusted EBITDA*) was $7.5 million, versus $4.5 million in the prior fiscal year.

* Please refer to Unaudited Reconciliation between GAAP and non-GAAP Financial Measures below for a reconciliation of non-GAAP items to the comparable GAAP measures.

CASH DIVIDEND DECLARED

The Board of Directors of Richardson Electronics declared a $0.06 quarterly cash dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on August 27, 2025, to common stockholders of record as of August 8, 2025.

NON-GAAP FINANCIAL MEASURES

In addition to financial measures (“GAAP financial measures”) prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), we have included financial measures in this press release that are not defined by or calculated in accordance with GAAP (collectively, “non-GAAP financial measures”). For each of the non-GAAP financial measures referenced in this release, we are providing below a reconciliation of differences between the non-GAAP financial measure and the most directly comparable GAAP financial measure. We also provide an explanation of why the Company believes these non-GAAP financial measures provide useful information to investors, and any additional material purposes for which our management or Board of Directors use these non-GAAP financial measures.

Non-GAAP Operating Income:Non-GAAP operating income is GAAP operating income (loss), adjusted to exclude a one-time loss on the sale of assets of the Company’s Healthcare business. The following table represents the Company’s calculation of non-GAAP Operating Income for the periods presented and a reconciliation to the most directly comparable GAAP financial measure:

	Unaudited ($ in thousands) Three Months Ended		Unaudited ($ in thousands) Twelve Months Ended
	May 31, 2025	June 1, 2024	May 31, 2025	June 1, 2024
Operating income (loss) reconciliation
Income (loss) from operations	$631	$(114)	$(2,463)	$348
Loss on disposal of healthcare assets and other charges	158	—	5,074	—
Non-GAAP operating income (loss)	$789	$(114)	$2,611	$348

Non-GAAP Income Before Taxes: Non-GAAP Income Before Taxes is income before taxes, adjusted to exclude a one-time loss on the sale of assets of the Company’s Healthcare business. The following table represents the Company’s calculation of non-GAAP Income Before Taxes for the periods presented and a reconciliation to the most directly comparable GAAP financial measure:

	Unaudited ($ in thousands) Three Months Ended		Unaudited ($ in thousands) Twelve Months Ended
	May 31, 2025	June 1, 2024	May 31, 2025	June 1, 2024
Income (loss) before income taxes reconciliation
Income (loss) before income taxes	$1,964	$(139)	$(1,531)	$157
Loss on disposal of healthcare assets and other charges	158	—	5,074	—
Non-GAAP income (loss) before taxes	$2,122	$(139)	$3,543	$157

NON-GAAP FINANCIAL MEASURES

(continued)

Non-GAAP Income Tax Benefit or Expense: Non-GAAP Income Tax Benefit or Expense is income tax (benefit) provision, adjusted to exclude a one-time loss on the sale of assets of the Company’s Healthcare business and to exclude a state tax valuation allowance adjustment. The following table represents the Company’s calculation of non-GAAP Income Tax (Benefit) Expense for the periods presented and a reconciliation to the most directly comparable GAAP financial measure:

	Unaudited ($ in thousands) Three Months Ended		(Unaudited ($ in thousands) Twelve Months Ended
	May 31, 2025	June 1, 2024	May 31, 2025	June 1, 2024
Income tax provision (benefit) reconciliation
Income tax provision (benefit)	$889	$(20)	$(388)	$96
Loss on sale of healthcare assets and other charges	41	—	1,319	—
Prior years' R&D credit	—	462	—	462
Valuation allowance adjustment	(617)	(861)	(617)	(861)
Non-GAAP income tax provision (benefit)	$313	$(419)	$314	$(303)

Non-GAAP Net Income: Non-GAAP Net Income is net (loss) income, adjusted to exclude a one-time loss on the sale of assets of the Company’s Healthcare business and to exclude a state tax valuation allowance adjustment. The following table represents the Company’s calculation of non-GAAP Net Income for the periods presented and a reconciliation to the most directly comparable GAAP financial measure:

	Unaudited ($ in thousands) Three Months Ended		Unaudited ($ in thousands) Twelve Months Ended
	May 31, 2025	June 1, 2024	May 31, 2025	June 1, 2024
Net income (loss) reconciliation
Net income (loss)	$1,075	$(119)	$(1,143)	$61
Loss on sale of healthcare assets and other charges	117	—	3,755	—
Prior years' R&D credit	—	(462)	—	(462)
Valuation allowance adjustment	617	861	617	861
Non-GAAP net income	$1,809	$280	$3,229	$460

NON-GAAP FINANCIAL MEASURES

(continued)

Non-GAAP Earnings Per Common Share (Diluted): Non-GAAP Earnings Per Common Share (Diluted) is net (loss) income per share (diluted), adjusted to exclude a one-time loss on the sale of assets of the Company’s Healthcare business and to exclude a state tax valuation allowance adjustment. The following table represents the Company’s calculation of non-GAAP Earnings Per Common Share (diluted) for the periods presented and a reconciliation to the most directly comparable GAAP financial measure:

	Unaudited ($ in thousands) Three Months Ended		Unaudited ($ in thousands) Twelve Months Ended
	May 31, 2025	June 1, 2024	May 31, 2025	June 1, 2024
Net income (loss) per share (diluted) reconciliation
Net income (loss) per share (diluted)	$0.08	$(0.01)	$(0.08)	$—
Loss on sale of healthcare assets and other charges	—	—	0.26	—
VA adjustment and prior years' R&D credit	0.04	0.03	0.04	0.03
Non-GAAP net income per share (diluted)	$0.12	$0.02	$0.22	$0.03

EBITDA: EBITDA is net (loss) income, plus income tax expense (benefit) and depreciation and amortization expense. The following table represents the Company’s calculation of EBITDA for the periods presented and a reconciliation to the most directly comparable GAAP financial measure:

	Unaudited ($ in thousands) Three Months Ended		Unaudited ($ in thousands) Twelve Months Ended
	May 31, 2025	June 1, 2024	May 31, 2025	June 1, 2024
Net income (loss)	$1,075	$(119)	$(1,143)	$61
Income tax provision (benefit)	889	(20)	(388)	96
Depreciation & amortization	965	1,089	4,002	4,307
EBITDA	$2,929	$950	$2,471	$4,464

Adjusted EBITDA: Adjusted EBITDA is EBITDA (a non-GAAP financial measure defined and calculated in accordance with the above), adjusted to exclude a one-time loss on the sale of assets of the Company’s Healthcare business. The following table represents the Company’s calculation of Adjusted EBITDA for the periods presented and a reconciliation to the most directly comparable GAAP financial measure:

	Unaudited ($ in thousands) Three Months Ended		Unaudited ($ in thousands) Twelve Months Ended
	May 31, 2025	June 1, 2024	May 31, 2025	June 1, 2024
Net income (loss)	$1,075	$(119)	$(1,143)	$61
Income tax provision (benefit)	889	(20)	(388)	96
Depreciation & amortization	965	1,089	4,002	4,307
EBITDA	2,929	950	2,471	4,464
Disposal of healthcare assets	158	—	5,074	—
Adjusted EBITDA	$3,087	$950	$7,545	$4,464

Management believes the non-GAAP financial measures referenced herein provide useful information to investors in assessing the Company’s financial performance because items that are not considered by the Company to be indicative of the Company’s ongoing results, such as the one-time loss on the sale of assets of the Company’s Healthcare business, are excluded.

Our management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating our financial performance and when planning, forecasting and analyzing future periods.

The non-GAAP financial measures presented herein, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies. These non-GAAP financial measures are not intended to be used as a substitute for the related GAAP financial measures. The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

CONFERENCE CALL INFORMATION

The Company will host a conference call and question-and-answer session on Thursday, July 24, 2025, at 9:00 a.m. Central Time, to discuss its fourth quarter and fiscal-year 2025 results.

Participants may register for the call here. While not required, it is recommended you join 10 minutes prior to the event start. A replay of the call will be available beginning at 1:00 p.m. Central Time on July 25, 2025, for seven days. Registration instructions are also on our website at www.rell.com.

In addition, the webcast link is available here.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 5, 2024, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global manufacturer of engineered solutions, green energy products, power grid and microwave tubes, and related consumables; power conversion and RF and microwave components including green energy solutions; tubes for diagnostic imaging equipment; and customized display solutions. More than 55% of our products are manufactured in LaFox, Illinois, Marlborough, Massachusetts, or Donaueschingen, Germany, or by one of our manufacturing partners throughout the world. All our partners manufacture to our strict specifications and per our Supplier Code of Conduct. We serve customers in alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific, and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics, and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics’ common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Unaudited Consolidated Balance Sheets

(in thousands, except per share amounts)

	May 31, 2025	June 1, 2024
Assets
Current assets:
Cash and cash equivalents	$35,901	$24,263
Accounts receivable, less allowance for credit losses of $250 and $323, respectively	24,117	24,845
Inventories, net	102,799	110,149
Prepaid expenses and other assets	3,509	2,397
Total current assets	166,326	161,654
Non-current assets:
Property, plant and equipment, net	17,916	20,681
Intangible assets, net	345	1,641
Right of use lease assets	2,276	2,760
Deferred income taxes	8,744	5,500
Other non-current assets	228	209
Total non-current assets	29,509	30,791
Total assets	$195,835	$192,445
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$21,339	$15,458
Accrued liabilities	14,276	15,404
Lease liabilities current	1,171	1,169
Total current liabilities	36,786	32,031
Non-current liabilities:
Deferred income tax liabilities	81	90
Lease liabilities non-current	1,105	1,591
Other non-current liabilities	1,204	781
Total non-current liabilities	2,390	2,462
Total liabilities	39,176	34,493
Commitments and contingencies
Stockholders’ Equity
Common stock, $0.05 par value; 12,362 and 12,254 shares issued and outstanding on May 31, 2025 and June 1, 2024, respectively	618	613
Class B common stock, convertible, $0.05 par value; 2,049 shares issued and outstanding on May 31, 2025 and June 1, 2024	102	102
Additional paid-in-capital	74,445	72,744
Retained earnings	79,340	83,729
Accumulated other comprehensive income	2,154	764
Total stockholders’ equity	156,659	157,952
Total liabilities and stockholders’ equity	$195,835	$192,445

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Comprehensive Income (Loss)

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	May 31, 2025	June 1, 2024	May 31, 2025	June 1, 2024
Net sales	$51,889	$47,374	$208,909	$196,460
Cost of sales	35,514	32,650	144,109	136,494
Gross profit	16,375	14,724	64,800	59,966
Selling, general and administrative expenses	15,566	14,838	62,173	59,548
Loss on disposal of property, plant and equipment	20	—	16	70
Loss on disposal of healthcare assets and other charges	158	—	5,074	—
Operating income (loss)	631	(114)	(2,463)	348
Other (income) expense:
Interest income	(205)	(60)	(392)	(284)
Foreign exchange	(1,112)	89	(496)	436
Other, net	(16)	(4)	(44)	39
Total other (income) expense	(1,333)	25	(932)	191
Income (loss) before income taxes	1,964	(139)	(1,531)	157
Income tax provision (benefit)	889	(20)	(388)	96
Net income (loss)	1,075	(119)	(1,143)	61
Foreign currency translation gain (loss), net of tax	3,204	(236)	1,390	149
Comprehensive income (loss)	$4,279	$(355)	$247	$210

Net income (loss) per share:
Common stocks - Basic	$0.08	$(0.01)	$(0.08)	$0.00
Class B common stock - Basic	0.07	(0.01)	(0.07)	0.00
Common stock - Diluted	0.08	(0.01)	(0.08)	0.00
Class B common stock - Diluted	0.07	(0.01)	(0.07)	0.00

Weighted average number of shares:
Common stock - Basic	12,341	12,233	12,298	12,214
Class B common stock - Basic	2,049	2,050	2,049	2,051
Common shares - Diluted	12,515	12,406	12,298	12,464
Class B common stock - Diluted	2,049	2,050	2,049	2,051

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended
	May 31, 2025	June 1, 2024
Operating activities:
Net (loss) income	$(1,143)	$61
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Unrealized foreign currency gain	(1,002)	(304)
Depreciation and amortization	4,002	4,307
Inventory provisions	550	606
Loss on disposal of property, plant and equipment	16	70
Share-based compensation expense	1,545	1,326
Deferred income taxes	(3,242)	(1,004)
Loss on disposal of healthcare assets and other charges	5,074	—
Change in assets and liabilities:
Accounts receivable	130	5,297
Inventories	459	66
Prepaid expenses and other assets	(433)	250
Accounts payable	5,525	(8,124)
Accrued liabilities	(1,255)	3,396
Other	326	577
Net cash provided by operating activities	10,552	6,524
Investing activities:
Capital expenditures	(2,811)	(4,041)
Proceeds from disposal of healthcare assets	6,827	—
Proceeds from the sale of property, plant & equipment	7	—
Net cash provided by (used in) investing activities	4,023	(4,041)
Financing activities:
Proceeds from issuance of common stock	320	591
Cash dividends paid on common and Class B common stock	(3,407)	(3,376)
Proceeds from revolving credit facility	1,000	3,744
Repayment of revolving credit facility	(1,000)	(3,744)
Other	(159)	(120)
Net cash used in financing activities	(3,246)	(2,905)
Effect of exchange rate changes on cash and cash equivalents	309	(296)
Increase (decrease) in cash and cash equivalents	11,638	(718)
Cash and cash equivalents at beginning of period	24,263	24,981
Cash and cash equivalents at end of period	$35,901	$24,263

Richardson Electronics, Ltd.

Unaudited Net Sales and Gross Profit

For the Fourth Quarter and Fiscal 2025 and 2024

($ in thousands)

By Strategic Business Unit:

Net Sales
		Three Months Ended		FY25 vs. FY24
		May 31, 2025	June 1, 2024	% Change
PMT		$35,937	$30,498	17.8%
GES		5,360	4,699	14.1%
Canvys		9,461	8,674	9.1%
Healthcare		1,131	3,503	-67.7%
Total		$51,889	$47,374	9.5%

		Twelve Months Ended		FY25 vs. FY24
		May 31, 2025	June 1, 2024	% Change
PMT		$137,752	$128,697	7.0%
GES		28,719	23,233	23.6%
Canvys		33,145	32,444	2.2%
Healthcare		9,293	12,086	-23.1%
Total		$208,909	$196,460	6.3%

Gross Profit
	Three Months Ended
	May 31, 2025	% of Net Sales	June 1, 2024	% of Net Sales
PMT	$11,680	32.5%	$9,486	31.1%
GES	1,693	31.6%	1,196	25.5%
Canvys	3,041	32.1%	2,903	33.5%
Healthcare	(39)	-3.4%	1,139	32.5%
Total	$16,375	31.6%	$14,724	31.1%

	Twelve Months Ended
	May 31, 2025	% of Net Sales	June 1, 2024	% of Net Sales
PMT	$42,555	30.9%	$38,717	30.1%
GES	9,030	31.4%	6,607	28.4%
Canvys	10,889	32.9%	10,973	33.8%
Healthcare	2,326	25.0%	3,669	30.4%
Total	$64,800	31.0%	$59,966	30.5%

Richardson Electronics, Ltd.

Unaudited Reconciliation Between GAAP and Non-GAAP Financial Measures

For the Fourth Quarter and Fiscal 2025 and 2024

($ in thousands, except per share amounts)

NON-GAAP INCOME (LOSS)

	Three Months Ended		Twelve Months Ended
	May 31, 2025	June 1, 2024	May 31, 2025	June 1, 2024
Operating income (loss) reconciliation
Income (loss) from operations	$631	$(114)	$(2,463)	$348
Loss on disposal of healthcare assets and other charges	158	—	5,074	—
Non-GAAP operating income (loss)	$789	$(114)	$2,611	$348

Income (loss) before income taxes reconciliation
Income (loss) before income taxes	$1,964	$(139)	$(1,531)	$157
Loss on disposal of healthcare assets and other charges	158	—	5,074	—
Non-GAAP income (loss) before taxes	$2,122	$(139)	$3,543	$157

Income tax provision (benefit) reconciliation
Income tax provision (benefit)	$889	$(20)	$(388)	$96
Loss on disposal of healthcare assets and other charges	41	—	1,319	—
Prior years' research and development credit	—	462	—	462
Valuation allowance adjustment	(617)	(861)	(617)	(861)
Non-GAAP income tax provision (benefit)	$313	$(419)	$314	$(303)

Net income (loss) reconciliation
Net income (loss)	$1,075	$(119)	$(1,143)	$61
Loss on disposal of healthcare assets and other charges	117	—	3,755	—
Prior years' research and development credit	—	(462)	—	(462)
Valuation allowance adjustment	617	861	617	861
Non-GAAP net income	$1,809	$280	$3,229	$460

Net income (loss) per share (diluted) reconciliation
Net income (loss) per share (diluted)	$0.08	$(0.01)	$(0.08)	$0.00
Loss on disposal of healthcare assets and other charges	—	—	0.26	—
Valuation allowance adjustment and prior years research and development credit	0.04	0.03	0.04	0.03
Non-GAAP net income per share (diluted)	$0.12	$0.02	$0.22	$0.03

EBITDA

	Three Months Ended		Twelve Months Ended
	May 31, 2025	June 1, 2024	May 31, 2025	June 1, 2024
Net income (loss)	$1,075	$(119)	$(1,143)	$61
Income tax provision (benefit)	889	(20)	(388)	96
Depreciation & amortization	965	1,089	4,002	4,307
EBITDA	2,929	950	2,471	4,464
Disposal of healthcare assets	158	—	5,074	—
Adjusted EBITDA	$3,087	$950	$7,545	$4,464